Exhibit 99.1

Emmaus Life Sciences Reports 2022 Financial Results and Provides Business Update

Torrance CA, March 31, 2023 - Emmaus Life Sciences, Inc. (OTCQX: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today reported its results of operation for the year ended December 31, 2022 and an update on recent activities.

Yutaka Niihara, M.D., M.P.H., Chairman and Chief Executive Officer of Emmaus, noted that “Despite significant Covid-related interruptions that affected our net revenues in early 2022, there were steady and significant increases quarter over quarter throughout the rest of the year.   Also, we were able to get marketing authorization approvals for Endari in Qatar and Kuwait in Q4 2022 following approval in the U.A.E earlier in 2022, so the sales momentum is strong for the upcoming year.”

Financial and Operating Results

Net Revenues. Net revenues for the year ended December 31, 2022 were $18.4 million, compared to $20.6 million for 2021. Although sales volume as measured by number of boxes of Endari sold increased compared to 2021, net revenues were adversely affected by somewhat higher and more frequent discounts afforded distributors on bulk orders in 2022 compared to 2021.

Operating Expenses. Total operating expenses for the year were $22.4 million, compared with $23.4 million for 2021. Of the decreased expenses, $2.4 million was attributable to decreased research and development expenses primarily related to license fees paid in 2021 to Kainos Medicine, Inc. relating to Kainos’ novel IRAK4 inhibitor in research, partially offset by a $1.6 million increase in selling expenses resulting from more frequent travel related expenses and higher distribution fees and compensation expenses.

Operating Income (Loss). Operating loss for the year ended December 31, 2022 was $6.6 million, compared with $6.1 million in 2021 due primarily to the decrease in net revenues.

Other Income (Expense). Other expense decreased by $5.8 million, or 59%, to $4.0 million for the year ended December 31, 2022, compared to other expense of $9.8 million in 2021. The decrease was primarily due to a $6.2 million increase in income from change in fair value of conversion feature derivative and $1.7 million increase in income from change in fair value of warrant derivative liabilities, partially offset by a $1.9 million increase in interest expense.

Net Income (Loss). For the year, the company reported a net loss attributable to common stockholders of $10.6 million, or $0.21 per share, based on approximately 49.4 million weighted average basic and diluted common shares. This compares to a net loss of $15.9 million, or $0.32 per share, based on approximately 49.3 million weighted average basic and diluted common shares, for 2021. The decreased net loss was primarily attributable to decrease in other expense discussed above.

Liquidity and Capital Resources. At December 31, 2022, the company had cash and cash equivalents of $2.0 million, compared with $2.3 million at December 31, 2021. Based on the company’s cash and cash equivalents and anticipated future revenues and operating expenses, there is substantial doubt about the company’s ability to continue as a going concern, and the audit report of the company’s independent registered public accounting firm on the 2022 financials contains a going-concern qualification.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. Endari® (L-glutamine oral powder), indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older, is approved for marketing in the United States, Bahrain, Oman, Qatar, and the United Arab Emirates and is available on a named patient or early access basis in France, The Netherlands, and the Kingdom of Saudi Arabia, where Emmaus’ application for marketing authorization is awaiting final action by the Saudi Food & Drug Administration. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder)

Endari®, Emmaus’ prescription grade L-glutamine oral powder, was approved by the U.S. Food & Drug Administration in July 2017 for treating sickle cell disease in adult and pediatric patients five years of age and older. Sales of Endari® began in the United States in 2018.

Indication

Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari at: www.ENDARIrx.co/PI.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the possible continued upward trend in net revenues and the prospect for sales in the Middle East North Africa region. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including the company’s ability to continue as a going concern and reliance on financing to funds its operation, risks of doing business the Middle East and other jurisdictions, and other factors disclosed in the company’s Annual Report on Form 10-K for 2022 filed with the Securities and Exchange Commission on March 31, 2023, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Willis Lee

Chief Operating Officer

(310) 214-0065, Ext. 1130

wlee@emmauslifesciences.com

(Financial Tables Follow)

Emmaus Life Sciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Years Ended December 31
	2022	2021
Revenues, Net	$18,390	$20,610
Cost of Goods Sold	2,588	3,312
Gross Profit	15,802	17,298
Operating Expenses	22,388	23,426
Loss from Operations	(6,586)	(6,128)
Total Other Expense	(3,979)	(9,793)
Net Loss	(10,625)	(15,946)
Comprehensive Loss	(12,989)	(17,345)
Net Loss per Share	$(0.21)	$(0.32)
Weighted Average Common Shares Outstanding	49,439,867	49,253,156

Emmaus Life Sciences, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	As of December 31,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$2,021	$2,279
Accounts receivable, net	375	1,040
Inventories, net	2,379	4,392
Prepaid expenses and other current assets	1,514	1,380
Total Current Assets	6,289	9,091
Property and Equipment, net	75	147
Equity method investment	18,828	17,616
Right of use assets	2,799	3,485
Investment in convertible bond	19,971	26,100
Other Assets	263	295
Total Assets	$48,225	$56,734

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$13,549	$9,189
Conversion feature derivative, notes payable	3,248	7,507
Notes payable, current portion	6,814	2,399
Convertible notes payable, net of discount	14,655	10,158
Other current liabilities	16,057	7,847
Total Current Liabilities	54,323	37,100
Notes payable, less current portion	380	1,500
Convertible notes payable, net of discount	0	3,150
Other long-term liabilities	27,613	36,434
Total Liabilities	82,316	78,184
Stockholders’ Deficit	(34,091)	(21,450)
Total Liabilities & Stockholders’ Deficit	$48,225	$56,734

4